EXHIBIT 99.1

Contango oil & gas COMPANY

NEWS RELEASE

Contango Announces Third Quarter 2020 Financial Results

November 16, 2020 – HOUSTON, TEXAS – Contango Oil & Gas Company (NYSE American: MCF) (“Contango” or the “Company”) announced today its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights and Recent Developments

●	Achieved run rate LOE savings on Central Oklahoma properties of 48% since taking over operations in the fourth quarter of 2019 and 38% savings relative to assumptions in our 2019 year-end SEC reserves. These savings are expected to increase the PDP PV-10 of the properties at 2020 year-end by more than 50% when measured based on 2019 year-end reserves assumptions.

●	Production sales of 1,587 Mboe for the quarter, or 17.2 Mboe per day, including approximately 0.5 Mboe per day produced during the second quarter and placed into excess storage capacity until sold in the third quarter at higher prices. Excluding this sale of second quarter oil inventory, our production sales were 1,537 Mboe for the quarter, or 16.7 Mboe per day, nearly three times the 5.6 Mboe per day produced in the prior year quarter, primarily due to additional production from the properties acquired from White Star Petroleum, LLC and certain affiliates (collectively, “White Star”) and Will Energy Corporation (“Will Energy”) in the fourth quarter of 2019. Production sales also came in at the high end of guidance for the quarter.

●	Total operating expenses of $17.2 million for the quarter, and operating expenses exclusive of production and ad valorem taxes of $15.6 million, at approximately 10% below the low end of guidance due to ongoing internal cost savings initiatives.

●	Net loss of $6.8 million compared to a net loss of $7.8 million in the prior year quarter.

●	Recurring Adjusted EBITDAX (a non-GAAP measure, as defined and presented herein) of $16.2 million, compared to $5.2 million in the prior year quarter primarily due to the properties acquired from White Star and Will Energy.

●	The previously disclosed Management Services Agreement (“MSA”) with Mid-Con Energy Partners, LP (“Mid-Con”), under which the Company provides technical, management, and administrative services as operator of record on Mid-Con’s oil and gas properties as part of the Company’s new, cost-effective “fee for service” management business, became effective on July 1, 2020. The Company recorded $1.0 million in revenue related to the MSA in the third quarter of 2020.

●	Subsequent to quarter end, the Company entered into an Agreement and Plan of Merger with Mid-Con and Mid-Con Energy GP, LLC, the general partner of Mid-Con (“Mid-Con GP”), pursuant to which Mid-Con will merge with and into a wholly-owned, direct subsidiary of the Company (the “Mid-Con Acquisition”). The Mid-Con Acquisition is expected to close in late 2020 or early 2021, at which time the MSA will be terminated. See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the third quarter of 2020 for further information.

●	Subsequent to quarter end, the Company entered into an amendment to its revolving credit agreement with JPMorgan Chase Bank N.A., as administrative agent, and the lenders party thereto (the “Credit Agreement”) under which, among other things, the Company’s borrowing base will be increased from $75 million to $130 million upon the closing of the Mid-Con Acquisition. See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the third quarter of 2020 for further information.

●	Subsequent to quarter end, the Company completed a private placement with a select group of institutional and accredited investors for the sale of 26,451,988 shares of the Company’s common stock for gross proceeds of approximately $39.7 million. The immediate use of those proceeds was for the repayment of debt outstanding under our Credit Agreement and general corporate purposes, including costs and fees of the offering and future producing acquisitions. See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the third quarter of 2020 for further information.

Management Commentary

Wilkie S. Colyer, the Company’s Chief Executive Officer, said, “We are quite pleased with our results in the third quarter. We came in at the high end of guidance on barrels produced and below the low end of guidance on both LOE and cash G&A. In spite of the continued downward pressure COVID-19 has put on our industry, along with many others, Contango has continued to find ways to accrete value to its shareholders. We were able to execute a merger agreement subsequent to quarter end at a meaningful discount to PDP PV-10 which we look forward to closing in the coming months. In conjunction with the merger, we raised additional equity capital in a very tough capital markets environment. As importantly, we were able to realize significant field level cost savings on assets acquired from White Star Petroleum via a section 363 sale process late last year, resulting in more than a 50% increase in the value of those producing reserves. We believe this process can be repeated in future acquisitions, augmenting our return expectations, particularly on assets held by non-natural owners. We view these types of costs savings as organic growth drivers to complement our inorganic acquisition strategy.  Lastly, I’d like to thank our shareholders and lenders, led by JPMorgan, for their continued support, along with our dedicated employees.”

“Protecting our liquidity is also a priority for us as we look to potentially take advantage of acquisition opportunities in the current environment. Consequently, through our hedging program we have price protected approximately 71% of our forecasted PDP oil production for the remainder of 2020 with swaps at an average floor price of $55.12 per barrel and 67% of forecasted PDP gas production for the remainder of 2020 at an average floor price of $2.57 per Mmbtu. In 2021, we have approximately 69% of total forecasted PDP oil production hedged at $51.71 per barrel and 58% of currently forecasted PDP natural gas production hedged at $2.49 per Mmbtu. In October 2020, we entered into additional gas hedges and currently have approximately 65% of the first ten months of forecasted 2022 PDP natural gas production hedged at $2.59 per Mmbtu. We also entered into additional oil hedges for April through October 2022 and currently have approximately 37% of forecasted oil production for that time period hedged at $42.04 per barrel.”

Impact of the COVID-19 Pandemic and 2020 Plan Changes

The COVID-19 pandemic has resulted in a severe worldwide economic downturn, significantly disrupting the demand for oil throughout the world, and has created significant volatility, uncertainty and turmoil in the oil and gas industry. This has led to a significant global oversupply of oil and a subsequent substantial decrease in oil prices. While global oil producers, including the Organization of Petroleum Exporting Countries (“OPEC”) and other oil producing nations reached an agreement to cut oil production in April 2020, downward pressure on, and volatility in, commodity prices has remained and could continue for the foreseeable future, particularly given concerns over available storage capacity for oil. We have commodity derivative instruments in place to mitigate the effects of such price declines; however, derivatives will not entirely mitigate lower oil prices. While there has been modest recovery in oil prices, the length of this demand disruption is still unknown, and there is significant uncertainty regarding the long-term impact to global oil demand, which will ultimately depend on various factors and consequences beyond the Company’s control, such as the duration and scope of the pandemic, the length and severity of the worldwide economic downturn, additional actions by businesses and governments in response to both the pandemic and the decrease in oil prices, the speed and effectiveness of responses to combat the virus, and the time necessary to equalize oil supply and demand to restore oil pricing. In response to these developments, we have continued to implement measures to mitigate the impact of the COVID-19 pandemic on our employees, operations and financial position. These measures include, but are not limited to, the following:

●	work from home initiatives for all but critical staff and the implementation of social distancing measures;
●	a company-wide effort to cut costs throughout our operations;
●	utilization of our available storage capacity to temporarily store, when appropriate, a portion of our production in order to market that oil at a later date and capitalize on the contango in the commodity price curve;
●	suspension of any further plans for operated onshore and offshore drilling in 2020;
●	pursuit of additional “fee for service” opportunities similar to the MSA entered into in June 2020 with Mid-Con, which will be terminated at the closing of the Mid-Con Acquisition; and
●	potential acquisitions of PDP-heavy assets, with attractive, discounted valuations, in stressed/distressed scenarios or from non-industry owners.

Summary of Third Quarter Financial Results

Net loss for the three months ended September 30, 2020 was $6.8 million, or $(0.05) per basic and diluted share, compared to a net loss of $7.8 million, or $(0.19) per basic and diluted share, for the prior year quarter. Pre-tax net loss for the three months ended September 30, 2020 was $6.1 million, compared to a pre-tax net loss of $7.8 million for the prior year quarter.

Average weighted shares outstanding were approximately 131.7 million and 41.8 million for the current and prior year quarters, respectively.

The Company reported Adjusted EBITDAX, a non-GAAP measure defined below, of approximately $15.8 million for the three months ended September 30, 2020, compared to $3.0 million for the same period last year, an increase attributable primarily to the incremental contribution from the properties we acquired from White Star and Will Energy in the fourth quarter of 2019, offset in part by lower commodity prices. Recurring Adjusted EBITDAX (defined below as Adjusted EBITDAX exclusive of non-recurring business combination expenses and strategic advisory fees and legal judgments) was $16.2 million for the current quarter, compared to $5.2 million for the prior year quarter.

Revenues for the current quarter were approximately $31.3 million compared to $12.5 million for the prior year quarter, an increase also primarily attributable to the additional production from the acquired Will Energy and White Star properties, despite the 21% decrease in the weighted average equivalent sales price in production period over period. Current quarter revenues also included $1.0 million related to our fee for service agreement with Mid-Con.

Production sales for the third quarter were approximately 1,587 Mboe, or 17.2 Mboe per day, at the upper level of guidance for the quarter, compared to 516 Mboe, or 5.6 Mboe per day for the third quarter of 2019. The properties acquired from White Star and Will Energy contributed approximately 12.7 Mboe per day to the third quarter of 2020. During the second quarter, due to the extreme variability in oil prices ranging from a low of ($37.63) per Bbl to a high of $40.46 per Bbl, we placed into available storage approximately 50,000 barrels of oil (net to the Company) produced during the second quarter, for later sale at higher prices. These volumes were sold in the third quarter of 2020.

The weighted average equivalent sales price during the three months ended September 30, 2020 was $19.13 per Boe, compared to $24.31 per Boe for the same period last year, a decline attributable to the decrease in all  realized commodity prices in the current year quarter as a result of the decrease in demand for commodity products due to the COVID-19 pandemic and the failure of OPEC and Russia to reach any agreement on oil production quotas until April 2020. In comparison to the third quarter of 2019, we experienced a 29% decline in oil prices, a 31% decline in natural gas prices and a 23% increase in natural gas liquids prices in the third quarter of 2020.

Operating expenses for the three months ended September 30, 2020 were approximately $17.2 million, compared to $5.4 million for the same period last year, an increase attributable primarily to the properties acquired from White Star and Will Energy. Included in operating expenses are direct lease operating expenses, transportation and processing costs, workover expenses and production and ad valorem taxes. Operating expenses exclusive of production and ad valorem taxes of $1.5 million and $0.7 million, respectively, were approximately $15.6 million for the current quarter, and below the low end of guidance, compared to approximately $4.8 million for the prior year quarter. Total unit costs for operating expenses and G&A expenses improved 33% quarter over quarter.

DD&A expense for the three months ended September 30, 2020 was $6.2 million, or $3.90 per Boe, compared to $8.5 million, or $16.42 per Boe, for the prior year quarter. The lower depletion expense in the current quarter was a result of lower depletable property cost as a result of the proved property impairment recorded during the first quarter of 2020.

Total G&A expenses were $6.1 million for the three months ended September 30, 2020, compared to $5.9 million for the prior year quarter. Recurring G&A expenses (defined as G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of $0.3 million and legal judgments of $0.1 million for the current quarter) were $5.7 million, or $3.60 per Boe for the current quarter. Recurring G&A expenses exclusive of business combination expenses and non-recurring strategic advisory fees of $0.1 million and legal judgments of $2.1 million for the prior year quarter were $3.7 million, or $7.08 per Boe. The increase from the prior year is primarily due to the costs of additional personnel, systems costs and other administrative expenses added in conjunction with the acquired Will Energy and White Star properties which more than tripled our production base. Recurring Cash G&A expenses (defined as recurring G&A expenses exclusive of non-cash stock-based compensation of $1.8 million and $0.6 million for the respective current and prior-year quarters) were $4.0 million for the current quarter, compared to $3.1 million for the prior year quarter.

Loss from our investment in affiliates (i.e., Exaro Energy III (“Exaro”)) for the three months ended September 30, 2020 was approximately $0.1 million, compared to $0.6 million for the three months ended September 30, 2019.

Loss on derivatives for the three months ended September 30, 2020 was approximately $7.4 million. Of this amount, $13.0 million was non-cash, unrealized mark-to-market losses attributable to improvement in benchmark commodity prices at the end of the current quarter compared to the benchmark prices at the end of the second quarter of 2020, offset in part by $5.6 million in realized gains on derivative settlements during the current quarter. Gain on derivatives for the three months ended September 30, 2019 was approximately $1.9 million, of which $1.0 million was non-cash, unrealized mark-to-market gains, and the remaining $0.9 million were realized gains.

2020 Capital Program & Capital Resources

Capital costs for the three months ended September 30, 2020 were approximately $1.6 million, of which $0.8 million was related to the completion of a salt water disposal well and associated facilities in the Southern

Delaware Basin in Pecos County, Texas. The remaining costs were primarily related to capitalized workovers and leasehold acquisition costs.

We anticipate that the remainder of our 2020 capital budget will be very limited, with our focus being on preserving our financial liquidity, flexibility and identifying opportunities for cost efficiencies in all areas of our operations. Our total 2020 capital expenditure budget is currently estimated at approximately $18.7 million, including $7.7 million of the exploration expenses related to the Iron Flea prospect incurred in 2020. For the remainder of 2020, we currently expect to limit our onshore capital expenditures to $1.4 million for workovers intended to increase cashflow through enhanced production or reductions in recurring costs. We currently expect that our offshore expenditures for the remainder of 2020, which are expected to be non-material, will be focused on the evaluation and development of another exploratory prospect. We may revise our 2020 capital expenditure budget if deemed appropriate in light of changes in commodity prices or economic conditions.

As of September 30, 2020, we had approximately $66.0 million outstanding under the Company’s Credit Agreement, $1.9 million in an outstanding letter of credit and $3.0 million in cash. The borrowing base was $75 million as of September 30, 2020, with a borrowing availability of $7.1 million.

On October 25, 2020, the Company and Mid-Con entered into the Mid-Con Acquisition providing for the Company’s acquisition of Mid-Con in an all-stock merger transaction in which Mid-Con will become a direct, wholly owned subsidiary of Contango. The Mid-Con Acquisition is expected to close in late 2020 or early 2021, at which time the MSA with Mid-Con will be terminated. Concurrently with the announcement of the Mid-Con Acquisition, we announced the execution of an agreement with a select group of institutional and accredited investors to sell 26,451,988 shares of the Company’s common stock for gross proceeds of approximately $39.7 million. The proceeds were immediately used for the repayment of debt outstanding under our Credit Agreement and general corporate purposes, including costs and fees of the offering and future producing acquisitions.  See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the third quarter of 2020 for further information.

On October 30, 2020, we entered into the Third Amendment to the Credit Agreement (the “Third Amendment”) under which the Company’s borrowing base will be increased from $75 million to $130 million, effective upon the closing of the Mid-Con Acquisition. The Third Amendment also provides for, among other things, a $10 million automatic reduction in the borrowing base on March 31, 2021, and postpones the November 1, 2020 scheduled borrowing base redetermination required under the Credit Agreement until December 31, 2020. See Note 13 – “Subsequent Events” in our recently filed Form 10-Q for the third quarter of 2020 for further information. The borrowing base may also be adjusted by certain events, including the incurrence of any senior unsecured debt, material asset dispositions or liquidation of hedges in excess of certain thresholds. The Credit Agreement matures on September 17, 2024. See Note 10 – “Long-Term Debt” in our recently filed Form 10-Q for the third quarter of 2020 for further information.

Derivative Instruments

As of September 30, 2020, we had the following financial derivative contracts in place with members of our bank group or third-party counterparties under an unsecured line of credit with no margin call provisions. These contracts represent approximately 71% of our currently forecasted remaining 2020 oil production from proved developed reserves (“PDP”) and 67% of our currently forecasted remaining 2020 natural gas production from PDP. We also have hedged approximately 69% of our currently forecasted 2021 PDP oil production and 58% of our currently forecasted 2021 PDP natural gas production.

Commodity	Period	Derivative	Volume/Month		Price/Unit
Oil	Oct 2020	Collar	3,442	Bbls	$52.00	-	65.70	(1)

Oil	Oct 2020 - Dec 2020	Swap	15,000	Bbls	$57.74			(1)

Oil	Oct 2020	Swap	2,500	Bbls	$54.33	(1)
Oil	Nov 2020 - Dec 2020	Swap	3,500	Bbls	$54.33	(1)

Oil	Oct 2020 - Dec 2020	Swap	35,000	Bbls	$54.70	(1)

Oil	Oct 2020 - Dec 2020	Swap	35,000	Bbls	$54.58	(1)

Oil	Jan 2021 - March 2021	Swap	19,000	Bbls	$50.00	(1)
Oil	April 2021 - July 2021	Swap	12,000	Bbls	$50.00	(1)
Oil	Aug 2021 - Sept 2021	Swap	10,000	Bbls	$50.00	(1)

Oil	Jan 2021 - July 2021	Swap	62,000	Bbls	$52.00	(1)
Oil	Aug 2021 - Sept 2021	Swap	55,000	Bbls	$52.00	(1)
Oil	Oct 2021 - Dec 2021	Swap	64,000	Bbls	$52.00	(1)

Natural Gas	Oct 2020	Swap	40,000	Mmbtus	$2.532	(2)

Natural Gas	Nov 2020 - Dec 2020	Swap	375,000	Mmbtus	$2.696	(2)

Natural Gas	Oct 2020 - Dec 2020	Swap	350,000	Mmbtus	$2.53	(2)

Natural Gas	Oct 2020 - Dec 2020	Swap	350,000	Mmbtus	$2.532	(2)

Natural Gas	Jan 2021 - March 2021	Swap	185,000	Mmbtus	$2.505	(2)
Natural Gas	April 2021 - July 2021	Swap	120,000	Mmbtus	$2.505	(2)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	Mmbtus	$2.505	(2)

Natural Gas	Jan 2021 - March 2021	Swap	185,000	Mmbtus	$2.508	(2)
Natural Gas	April 2021 - July 2021	Swap	120,000	Mmbtus	$2.508	(2)
Natural Gas	Aug 2021 - Sept 2021	Swap	10,000	Mmbtus	$2.508	(2)

Natural Gas	Jan 2021 - March 2021	Swap	650,000	Mmbtus	$2.508	(2)
Natural Gas	April 2021 - Oct 2021	Swap	400,000	Mmbtus	$2.508	(2)
Natural Gas	Nov 2021 - Dec 2021	Swap	580,000	Mmbtus	$2.508	(2)

Natural Gas	April 2021 - Nov 2021	Swap	70,000	Mmbtus	$2.36	(2)
Natural Gas	Dec 2021	Swap	350,000	Mmbtus	$2.36	(2)

Natural Gas	Jan 2022 - March 2022	Swap	780,000	Mmbtus	$2.542	(2)

(1)	Based on West Texas Intermediate crude oil prices.
(2)	Based on Henry Hub NYMEX natural gas prices.

In addition to the above financial derivative instruments, as of September 30, 2020, we had a costless swap agreement with a Midland WTI - Cushing oil differential swap price of $0.05 per barrel of crude oil. The agreement fixes the Company’s exposure to that differential on 10,000 barrels per month for October 2020 through December 2020.

As of September 30, 2020, based on strip prices at that time, the mark to market value of our hedge portfolio was $6.4 million, as reflected in the Company’s balance sheet as of September 30, 2020.

In October 2020, and subsequent to the end of the third quarter, we entered into the following additional derivative contracts:

Commodity	Period	Derivative	Volume/Month		Price/Unit
Oil	April 2022 - Oct 2022	Swap	25,000	Bbls	$42.04	(1)

Natural Gas	April 2022 - July 2022	Swap	650,000	Mmbtus	$2.515	(2)
Natural Gas	Aug 2022 - Oct 2022	Swap	350,000	Mmbtus	$2.515	(2)

Natural Gas	Jan 2022 - March 2022	Swap	250,000	Mmbtus	$3.149	(2)

(1)	Based on West Texas Intermediate crude oil prices.
(2)	Based on Henry Hub NYMEX natural gas prices.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and nine months ended September 30, 2020 and 2019:

	Three Months Ended			Nine months ended
	September 30,			September 30,
	2020	2019	%	2020	2019	%
Offshore Volumes Sold:
Oil and condensate (Mbbls)	7	9	-22%	25	32	-22%
Natural gas (Mmcf)	1,365	1,545	-12%	3,849	4,506	-15%
Natural gas liquids (Mbbls)	21	40	-48%	88	164	-46%
Thousand barrels of oil equivalent (Mboe)	256	306	-16%	754	947	-20%

Onshore Volumes Sold:
Oil and condensate (Mbbls)	436	122	257%	1,284	351	266%
Natural gas (Mmcf)	3,588	313	1046%	11,219	873	1185%
Natural gas liquids (Mbbls)	297	36	725%	868	102	751%
Thousand barrels of oil equivalent (Mboe)	1,331	210	534%	4,022	599	571%

Total Volumes Sold:
Oil and condensate (Mbbls)	443	131	238%	1,309	383	242%
Natural gas (Mmcf)	4,953	1,858	167%	15,068	5,379	180%
Natural gas liquids (Mbbls)	318	76	318%	956	266	259%
Thousand barrels of oil equivalent (Mboe)	1,587	516	208%	4,776	1,546	209%

Daily Sales Volumes:
Oil and condensate (Mbbls)	4.8	1.4	243%	4.8	1.4	243%
Natural gas (Mmcf)	53.8	20.2	166%	55.0	19.7	179%
Natural gas liquids (Mbbls)	3.5	0.8	338%	3.5	1.0	250%
Thousand barrels of oil equivalent (Mboe)	17.2	5.6	207%	17.4	5.7	205%

Average sales prices:
Oil and condensate (per Bbl)	$39.30	$55.73	-29%	$36.76	$55.10	-33%
Natural gas (per Mcf)	$1.60	$2.31	-31%	$1.51	$2.56	-41%
Natural gas liquids (per Bbl)	$15.73	$12.82	23%	$12.47	$16.56	-25%
Total (per Boe)	$19.13	$24.31	-21%	$17.33	$25.44	-32%

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2020	2019	%	2020	2019	%
Offshore Selected Costs ($ per Boe)
Operating expenses (1)	$6.78	$5.89	15%	$6.05	$5.10	19%
Production and ad valorem taxes	$0.27	$0.44	-39%	$0.36	$0.46	-22%

Onshore Selected Costs ($ per Boe)
Operating expenses (1)	$10.43	$14.15	-26%	$11.71	$16.34	-28%
Production and ad valorem taxes	$1.10	$2.51	-56%	$0.95	$2.13	-55%

Average Selected Costs ($ per Boe)
Operating expenses (1)	$9.85	$9.25	6%	$10.82	$9.46	14%
Production and ad valorem taxes	$0.97	$1.28	-24%	$0.86	$1.10	-22%
General and administrative expense (cash)	$2.75	$10.31	-73%	$3.12	$8.50	-63%
Interest expense	$0.67	$1.93	-65%	$0.93	$2.05	-55%

Net Loss (thousands)	$(6,805)	$(7,838)		$(140,094)	$(21,417)

Adjusted EBITDAX (2) (thousands)	$15,827	$3,011		$36,936	$11,586

Weighted Average Shares Outstanding (thousands)
Basic	131,686	41,786		131,493	36,518
Diluted	131,686	41,786		131,493	36,518

(1)	Operating expense includes direct lease operating expenses, transportation and workover expenses.
(2)	Adjusted EBITDAX is a non-GAAP financial measure. See below for reconciliation to net loss.

CONTANGO OIL & GAS COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30,	December 31,
	2020	2019
ASSETS	(unaudited)
Cash and cash equivalents	$2,969	$1,624
Accounts receivable, net	31,797	39,567
Current derivative asset	10,509	3,819
Other current assets	3,904	1,377
Net property and equipment	127,088	291,120
Investment in affiliates and other non-current assets	16,552	16,319

TOTAL ASSETS	$192,819	$353,826

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued liabilities	87,223	104,593
Other current liabilities	6,054	5,954
Long-term debt	69,369	72,768
Asset retirement obligations	45,998	49,662
Other non-current liabilities	5,629	4,809
Total shareholders’ equity (deficit)	(21,454)	116,040

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY (DEFICIT)	$192,819	$353,826

CONTANGO OIL & GAS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(unaudited)
REVENUES
Oil and condensate sales	$17,415	$7,281	$48,127	$21,126
Natural gas sales	7,930	4,293	22,718	13,792
Natural gas liquids sales	5,003	973	11,918	4,402
Fee for service revenues	1,000	—	1,000	—
Total revenues	31,348	12,547	83,763	39,320

EXPENSES
Operating expenses	17,155	5,435	55,777	16,321
Exploration expenses	(227)	218	11,344	691
Depreciation, depletion and amortization	6,185	8,473	24,131	23,602
Impairment and abandonment of oil and gas properties	47	1,336	145,925	3,170
General and administrative expenses	6,130	5,879	17,268	15,340
Total expenses	29,290	21,341	254,445	59,124

OTHER INCOME (EXPENSE)
Loss from investment in affiliates, net of income taxes	(126)	(608)	(13)	(151)
Gain from sale of assets	38	192	4,471	601
Interest expense	(1,057)	(998)	(4,421)	(3,169)
Gain (loss) on derivatives, net	(7,369)	1,881	30,526	1,068
Other income	319	519	1,456	522
Total other income (expense)	(8,195)	986	32,019	(1,129)

NET LOSS BEFORE INCOME TAXES	(6,137)	(7,808)	(138,663)	(20,933)

Income tax provision	(668)	(30)	(1,431)	(484)

NET LOSS	$(6,805)	$(7,838)	$(140,094)	$(21,417)

Non-GAAP Financial Measures

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission (“SEC”) rules. Pursuant to SEC requirements, reconciliations of non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP) are included in this press release.

Adjusted EBITDAX represents net income (loss) before interest expense, taxes, depreciation, depletion and amortization, and oil and gas exploration expenses (“EBITDAX”) as further adjusted to reflect the items set forth in the table below and is a measure required to be used in determining our compliance with financial covenants under our credit facility. Recurring Adjusted EBITDAX represents Adjusted EBITDAX exclusive of non-recurring business combination and strategic advisory fees and legal judgments.

We have included Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreement. We believe Adjusted EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and therefore highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use Adjusted EBITDAX in the evaluation of companies, many of which present Adjusted EBITDAX when reporting their results. Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreement. We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX. Non-compliance with the financial covenants contained in our credit agreement could result in a default, an acceleration in the repayment of amounts outstanding and a termination of lending commitments. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use Adjusted EBITDAX to assess:

●	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

●	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

●	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

●	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX and Recurring Adjusted EBITDAX for the periods presented:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

	(in thousands)
Net loss	$(6,805)	$(7,838)	$(140,094)	$(21,417)
Interest expense	1,057	998	4,421	3,169
Income tax provision	668	30	1,431	484
Depreciation, depletion and amortization	6,185	8,473	24,131	23,602
Impairment of oil and gas properties	60	1,167	145,938	2,246
Exploration expense	(227)	218	11,344	691
EBITDAX	$938	$3,048	$47,171	$8,775

Unrealized loss (gain) on derivative instruments	$13,037	$(1,010)	$(8,155)	$1,068
Non-cash stock-based compensation charges	1,764	557	2,378	2,193
Loss (gain) on sale of assets and investment in affiliates	88	416	(4,458)	(450)
Adjusted EBITDAX	$15,827	$3,011	$36,936	$11,586

Non-recurring business combination expenses and strategic fees	$326	$94	$2,553	$1,830
Non-recurring legal judgments	90	2,134	246	2,134
Recurring Adjusted EBITDAX	$16,243	$5,239	$39,735	$15,550

In addition to Adjusted EBITDAX and Recurring Adjusted EBITDAX, we may provide additional non-GAAP financial measures, including Operating expenses exclusive of production and ad valorem taxes, Recurring G&A expenses, Recurring Cash G&A expenses and production sales in the current period exclusive of second quarter oil inventory, because our management believes providing investors with this information gives additional insights into our profitability, cash flows and expenses.

Adjusted EBITDAX, Recurring Adjusted EBITDAX and other non-GAAP measures in this release are not presentations made in accordance with generally accepted accounting principles, or GAAP. As discussed above, we believe that the presentation of non-GAAP financial measures in this release is appropriate. However, when evaluating our results, you should not consider the non-GAAP financial measures in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net loss. For example, Adjusted EBITDAX has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted EBITDAX differently than we do, Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

Guidance for the Fourth Quarter 2020

Production sales	14,000 - 16,000 Boe per day

LOE (including transportation and workovers)	$15.4 million - $17.6 million

Recurring Cash G&A (non-GAAP)	$5.3 million - $5.8 million

We do not provide a reconciliation of Recurring Cash G&A expense guidance to the corresponding GAAP measure because we are unable to predict with reasonable certainty the non-cash stock based compensation expense and non-recurring expenses associated with our strategic initiatives without unreasonable effort. These items are uncertain and depend on various factors and are not expected to be material to the results computed in accordance with GAAP.

Teleconference Call

Contango management will hold a conference call to discuss the information described in this press release on Monday, November 16, 2020 at 4:00 pm Central Standard Time. A brief presentation related to certain items to be discussed on the call will be posted to the Company’s website at ir.contango.com prior to the call.  Those interested in participating in the earnings conference call may do so by clicking here to join and entering your information to be connected. The link becomes active 15 minutes prior to the scheduled start time, and the conference will call you. If you are not at a computer, you can join by dialing 1-800-309-1256, (International 1-323-347-3622) and entering participation code 732123. A replay of the call will be available Monday, November 16, 2020 at 7:00 pm CDT through Monday, November 23, 2020 at 7:00 pm CDT by clicking here.

About Contango Oil & Gas Company

Contango Oil & Gas Company is a Houston, Texas based, independent oil and natural gas company whose business is to maximize production and cash flow from its offshore properties in the shallow waters of the Gulf of Mexico and onshore properties in Texas, Oklahoma, Louisiana and Wyoming and, when determined appropriate, to use that cash flow to explore, develop, and increase production from its existing properties, to acquire additional PDP-heavy crude oil and natural gas properties or to pay down debt. Additional information is available on the Company's website at http://contango.com. Information on our website is not part of this release.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger (the “Proposed Merger”). The Proposed Merger will be submitted to Contango’s shareholders and Mid-Con’s unitholders for their consideration. Contango and Mid-Con intend to file a preliminary consent statement/proxy statement/prospectus (the “Consent Statement/Proxy Statement/Prospectus”) with the Securities and Exchange Commission (the “SEC”) in connection with the Partnership Unitholder Approval and the Contango Shareholder Approval (each as defined in the Merger Agreement) in connection with the Proposed Merger. Contango intends to file a registration statement on Form S-4 (the “Form S-4”) with the SEC, in which the Consent Statement/Proxy Statement/Prospectus will be included as a prospectus. Contango and Mid-Con also intend to file other relevant documents with the SEC regarding the Proposed Merger. After the Form S-4 is declared effective by the SEC, the definitive Consent Statement/Proxy Statement/Prospectus will be mailed to Contango’s shareholders and Mid-Con’s unitholders. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED MERGER, INVESTORS AND SHAREHOLDERS OF CONTANGO AND INVESTORS AND UNITHOLDERS OF MID-CON ARE URGED TO READ THE DEFINITIVE CONSENT STATEMENT/PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED MERGER (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

The Consent Statement/Proxy Statement/Prospectus, any amendments or supplements thereto and other relevant materials, and any other documents filed by Contango or Mid-Con with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov or free of charge from Contango at www.contango.com or by directing a request to Contango’s Investor Relations Department at investorrelations@contango.com or free of charge from Mid-Con at www.mceplp.com or by directing a request to Mid-Con’s Investor Relations Department at MSA.OwnerRelations@Contango.com.

NO OFFER OR SOLICITATION

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

PARTICIPANTS IN THE SOLICITATION

Contango, Mid-Con and certain of their respective executive officers, directors, other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the Mid-Con Acquisition. Information regarding Contango’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Shareholders, filed with the SEC on April 28, 2020 and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 20, 2020. Information regarding Mid-Con’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 12, 2020 and its Current Reports on Form 8-K, filed with the SEC on June 10, 2020 and August 6, 2020. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Form S-4, the Consent Statement/Proxy Statement/Prospectus and other relevant materials relating to the Mid-Con Acquisition to be filed with the SEC when they become available. Shareholders, unitholders, potential investors and other readers should read the Consent Statement/Proxy Statement/Prospectus carefully when it becomes available before making any voting or investment decisions.

Forward-Looking Statements and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on Contango’s current expectations and include statements regarding our estimates of future production and other guidance (including information regarding production, lease operating expenses, cash G&A expenses, and DD&A Rate), the Company’s pending acquisition of Mid-Con, amendments to and borrowing base of the Company’s Credit Agreement, the Company’s drilling program and capital expenditures, our liquidity and access to capital, expected reduction in overall drilling costs, the potential impact of the COVID-19 pandemic including reduced demand for oil and natural gas, the low and volatile commodity price environment, our new fee for services offering, the impact of our derivative instruments, the accuracy of our projections of future production, future results of operations, ability to identify and complete acquisitions, ability to realize expected benefits of acquisitions the quality and nature of the asset base, our outlook in the current industry downturn, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance. Words and phrases used to identify our forward-looking statements include terms such as “guidance”, “expects”, “projects”, “anticipates”, “believes”, “plans”, “estimates”, “potential”, “possible”, “probable”, “intends”, “forecasts”, “view”, “efforts”, “goal”, “positions” or words and phrases stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved. Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); risks relating to the Company’s pending acquisition of Mid-Con, including the risk that the acquisition will not be completed on the timeline or terms currently contemplated, that the Company’s and Mid-Con’s businesses will not be integrated successfully, that the cost savings, synergies and growth from the acquisition may not be fully realized or may take longer to realize than expected, and that management attention will be diverted to transaction-related issues; potential liability resulting from litigation related to the Mid-Con acquisition; the risk that transaction costs for the Mid-Con Acquisition may be higher than anticipated; the effect of our pending acquisition (or announcement thereof) of Mid-Con on our stock price or Mid-Con’s unit price; uncertainties as to the availability and cost of financing; our relationships with lenders; our ability to comply with financial covenants in our debt instruments, repay indebtedness and access new sources of indebtedness and/or provide additional liquidity for future capital expenditures; any reduction in our borrowing base and our ability to avoid or repay excess borrowings as a result of such reduction; our ability to execute on our strategy, including execution of acquisitions, any changes in our strategy or our fee for service offering; fluctuations in or sustained low commodity prices; availability and effect of storage of production; expected benefits of and risks associated with derivative positions; our ability to realize cost savings; our ability to execute on and realize expected value from acquisitions and to complete strategic dispositions of assets and realize the benefits of such dispositions; the need to take impairments on properties due to lower commodity prices; the limited trading volume of our common stock and general trading market volatility; outbreaks and pandemics, even outside our areas of operation, including COVID-19 and the resulting economic slowdown, governmental actions, stay-at-home orders, and other interruptions to our operations; the ability of our management team to execute its plans or to meet its goals; shortages of drilling equipment, oil field personnel and services; unavailability of gathering systems, pipelines and processing facilities; the possibility that government policies may change or governmental approvals may be delayed or withheld; and the other factors discussed in our reports filed or furnished with the SEC, including under the “Risk Factors” heading in our annual report on Form 10-K for the year ended December 31, 2019 and our quarterly reports on Form 10-Q filed with the SEC. Additional information on these and other factors, many of which may be unknown or unpredictable at this time, which could affect Contango’s operations or financial results are included in Contango’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management at the time the statements are made. Contango does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law. Initial production rates are subject to decline over time and should not be regarded as reflective of sustained production levels. Initial production rates of wells and initial indications of formation performance or the benefits of any transaction are not necessarily indicative of future or long-term results. Reserves and PV-10 are not necessarily representative of future cash flows and production.

Contact:
Contango Oil & Gas Company
E. Joseph Grady – 713-236-7400
Senior Vice President and Chief Financial and Accounting Officer